5

                          CERTIFICATE OF DESIGNATION OF
                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                        CHINA CRESCENT ENTERPRISES, INC.


It is hereby certified that:

     1. The name of the Company (hereinafter called the "Company") is China Crescent Enterprises, Inc., a Nevada corporation.

         2. The Certificate of Incorporation of the Company authorizes the issuance of Five Million (5,000,000) shares of preferred stock, no par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

         3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series B issue of Preferred Stock:

         RESOLVED, that five-thousand (5,000) of the Five Million (5,000,000) authorized shares of Preferred Stock of the Company shall be designated Series B Convertible Preferred Stock, $0.001 par value per share, the stated value of the Series B Convertible Preferred Stock shall be $1,000 per share (the "Series B Issue Price"), and shall possess the rights and preferences set forth below:

         Section 1. Designation and Amount. The shares of such series shall have no par value and shall be designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock") and the number of shares constituting the Series B Convertible Preferred Stock shall be five-thousand (5,000).

         Section 2. Rank. Series B Preferred shall have priority over all other outstanding securities of the Company, except Series A, the Series B Preferred Stock shall rank: (i) senior to any other class or series of outstanding Preferred Shares or series of capital stock of the Company; except Series A
Preferred Stock (ii) prior to all of the Company's Common Stock, $0.001 par value per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series B Preferred Stock of whatever subdivision (collectively, with the Common Stock and the Existing Preferred Stock); called "Junior Securities" in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

         Section 3. Dividends. The Series B Preferred Stock shall bear no dividend.

         Section 4.        Liquidation Preference.


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                  (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series
B  Preferred  Stock  shall  be  entitled  to  receive,   immediately  after  any
distributions to Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to $1,000 per share. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series B Preferred Stock shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series B Preferred Stock, then the entire remaining assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series B Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

                  (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

         Section 5. Conversion. The record Holders of this Series B Preferred Stock shall have conversion rights as follows:

                    (i) Right to Convert.  Subsequent  to October 1, 2009,  each share of Series B Preferred Stock shall be convertible at the option of the holder thereof (except as prohibited by law), in full or in part, at the office of the Company or any transfer agent for such shares, into the number of fully paid and nonassessable shares of common stock of the Corporation provided below.

                    (ii) Conversion  Price. The number of shares of common stock due upon conversion of Series B Preferred Stock shall be the number of shares of Series B Preferred Stock to be converted, multiplied by the Series B Issue Price, divided by the Series B Conversion Price, determined as hereafter provided, in effect at the time of the conversion. The Series B Conversion Price shall be the average of the closing "volume weighted average price" of the common stock of the Corporation for the five consecutive trading days prior to conversion; provided, however, that such Conversion Price shall be subject to adjustment as set forth below. If there has been no trading in the common stock during the five consecutive trading days prior to conversion, the Series B Conversion Price shall be based on the average of the closing "volume weighted average price" of the common stock for the next immediately preceding five consecutive trading days during which there has been trading in the common stock.

                    (iii) Delivery of Common Stock Upon Conversion. The Transfer
               Agent or the Company (as applicable) shall, no later than the close of business on the third (3rd) business day (the "Deadline") after receipt by the Company or the Transfer Agent of a facsimile copy of a Registration Effectiveness and receipt by Company or the Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or destroyed certificates, if required), issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.


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                    (iv) No Fractional Shares. If any conversion of the Series B
               Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next lower number of shares.

                    (v) Date of Conversion.  The date on which conversion occurs
               (the "Date of Conversion") shall be deemed to be the date, the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion.

                  (c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available or make provision to increase, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (d)      Adjustment to Conversion Rate.

                    (i) Adjustment to Fixed Conversion Price Due to Stock Split,
               Stock Dividend, Etc. If, prior to the conversion of all of the Series B Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

                    (ii) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series B Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the Holders of Series B Preferred Stock shall thereafter have the right to receive upon conversion of Series B Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series B Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.


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                    (iii) No Fractional  Shares.  If any  adjustment  under this
               Section 5(f) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next lower number of shares.

         Section 6. Redemption by Company. None. The company has no redemption obligation but may elect, in its sole discretion, to redeem at the liquidation price.

         Section 7. Status of Converted or Redeemed Stock. In the event any shares of Series B Preferred Stock shall be converted or redeemed pursuant to
Section 5 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series B Preferred Stock.

         Section 8. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series B Preferred Stock.

Signed on _____________, 2008

                                 SIGNATURE PAGE
            [Certificate of Designation of Series B Preferred Stock]






                           By:_____________________________________
                              President & Chief Executive Officer



STATE OF COLORADO )
                  ) SS.
COUNTY OF DENVER  )

         I, _____________________, a Notary Public, hereby certify that on the ____ day of ______________, 2006, _____________________________ , personally appeared before me, Kristi J. Kampmann, who being by me first duly sworn declared that he is the person who signed the foregoing, and that the statements therein contained are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal on the date hereinbefore mentioned.

My commission expires _______________________.

                                                     ---------------------------
                                                              Notary Public
                                                     ---------------------------
                                                     5250 S. Cherry Creek Dr.
                                                     Apt. 18K
                                                     Denver, CO 80246